Exhibit (k)(5)
Form of Fee Waiver Agreement
          THIS FEE WAIVER AGREEMENT (this “Agreement”) dated as of November [_], 2010, is entered into by and between Medley Capital Corporation, a Delaware Corporation (the “Company”), and MCC Advisors LLC, a Delaware limited liability company (the “Adviser”).
          WHEREAS, the Company and the Adviser have separately entered into an Investment Management Agreement as of November [_], 2010 (the “Management Agreement”);
          WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interest of the Company that the Adviser waive a portion of the Base Management Fee (as defined in the Management Agreement) payable to the Adviser with respect to the cash on hand and cash equivalents held (the “Cash”) through June 30, 2011 and the Adviser is willing to waiver such amounts on the terms and subject to the conditions hereof.
          NOW THEREFORE, in consideration of the covenants and mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
1.	Definitions. All capitalized terms used in this Agreement not defined herein shall have the respective meanings given to them in the Management Agreement.

2.	Waiver With Respect to Cash. The Adviser agrees to waiver on a quarterly basis in arrears the portion of the Base Management Fee payable to the Adviser with respect to such Cash for the number of days during which such Cash is held by the Company as follows:
a.	For purposes of calculating the Base Management Fee payable under Section 8(a) of the Management Agreement, the Company’s gross assets shall not include any Cash held through June 30, 2011.
3.	Term and Termination. This waiver shall remain in effect until June 30, 2011.

4.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

5.	Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s governing documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

6.	Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have cause this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

MEDLEY CAPITAL CORPORATION
By:
Name:	Richard T. Allorto, Jr.
Title:	Chief Financial Officer

MCC ADVISORS LLC
By:
Name:	Brooke Taube
Title:	Manager